Exhibit 10.8

March 20, 2014

Lilis Energy, Inc.
Avi Mirman
1900 Grant Street, Suite 720
Denver, CO 80203

Re:	Engagement Agreement for Financial Advisory Services

Dear Mr. Mirman:

MLV & Co. LLC (“MLV”) is pleased to provide this Engagement Agreement (the “Agreement”) to Lilis Energy, Inc. (the “Company”).  The purpose of this Agreement is to set forth the terms and conditions under which MLV will act as the Company’s exclusive financial advisor as set forth herein.

1.	Engagement. The Company engages MLV (“Advisor” or “we” or “us”) to act as the Company’s exclusive financial advisor in connection with the following transactions:

a.
Fairness Opinion.  You agree to engage MLV to provide, if requested by the Company, a fairness opinion (the “Opinion”) for the Company in connection with the acquisition of Shoreline Energy Corp. (the “Acquisition”), which shall include, but not be limited to, determination of valuation ranges and potential pricing of the Acquisition.

b.
Debt Restructuring.  You agree to retain MLV to assist the Company with the proposed restructuring of the Company’s debt assuming consummation of the Acquisition of approximately $60,000,000 (the “Debt Transaction”).

c.
Equity Transaction.  You agree engage MLV to assist the Company with an equity financing (“Equity Transaction”); provided, that MLV’s acceptance of such engagement shall be subject to the final determination of the type of equity financing.

d.
Financial Advisory Services in connection with Business Combination Transactions.  You agree to engage MLV to provide financial advisory services and assist the Company with respect to the Acquisition (a “Business Combination Transaction”).

Term. The initial term of the MLV’s engagement hereunder shall extend for a period of six months (the “Initial Term”), commencing with the signing of this Agreement. If neither party has terminated the Agreement prior to the expiration of the Initial Term by written notice sent 30-days prior to the expiration of the Initial Term, the term of this Agreement shall extend for additional consecutive one-month periods (the “Extended Term”). The Initial Term and Extended Term is herein called the “Term”. Notwithstanding the foregoing, this Agreement may be terminated by either party, with or without cause, on ten (10) days' written notice (which shall be given in accordance with the provisions of Section 7) during the Term.

1251 Avenue of the Americas, 41st Floor, New York, NY 10020 | 212-542-5880 | mlvco.com

2.	Fees.

a.
A fee of twenty-five thousand dollars ($25,000) (the “Advisory Fee”) per month for the first six months of the Term; provided, that upon payment of the Opinion Fee the obligation to make Advisory Fee payments shall cease.  The initial Advisory Fee shall be payable by wire transfer, to an account designated by MLV, within three (3) business days of the effective date of this Agreement, and thereafter the Advisory Fee shall be payable by wire transfer on the first business day of each subsequent month.  The Advisory Fee payments are non-refundable and will be credited toward any success fee paid to MLV pursuant to Section 3(c) and (d) below.

b.
Fairness Opinion Fee.  The Company shall pay MLV an amount equal to two hundred thousand dollars ($200,000) for issuance of the Opinion (the “Opinion Fee”).  The Opinion Fee shall be payable by wire transfer, to an account designated by MLV, within three (3) business days of the delivery of the Opinion by MLV to the Company.  For the avoidance of doubt, the Opinion Fee shall be payable to MLV irrespective of the conclusion reached in the Opinion rendered by MLV.  The Opinion Fee is non-refundable and will be credited toward any success fee paid to MLV pursuant to Section 3(e) below.

c.
Debt Restructuring Fee.  If, during the Term of this Agreement the Company enters into a Debt Transaction with any party the Company shall pay to MLV a success fee equal to 1% of the total senior/first lien debt funded, and 3% of total subordinated/second lien/unsecured/mezzanine debt issued or incurred by the Company in the Debt Transaction, payable in cash (the “Cash Fee”). The obligation to pay the Cash Fee shall also apply to a Debt Transaction consummated within six (6) months of expiration or termination of this Agreement with a party or parties identified by MLV as a party contacted by MLV in connection with the Debt Restructuring and who has entered into a non-disclosure agreement with the Company in respect thereof (which list of parties shall be mutually agreed upon promptly following such expiration or termination).  The Cash Fee shall be paid to MLV by wire transfer, to an account designated by MLV, on the closing date of the Debt Transaction.

d.
Equity Fee.  The fees payable to MLV in connection with an Equity Transaction shall be negotiated in good faith based on the type of Equity Transaction consummated and shall be in accordance with general industry standards for such transaction.

e.
Business Combination Fee.  If, during the term of this Agreement and for a period of six (6) months from the expiration or termination of this Agreement, the Company enters into a Business Combination Transaction, the Company shall pay to MLV a success fee equal to three hundred and fifty thousand dollars $350,000, payable in cash (the “Business Combination Fee”).  The Business Combination Fee shall be paid to MLV by wire transfer, to an account designated by MLV, on the closing date of the Business Combination Transaction.

1251 Avenue of the Americas, 41st Floor, New York, NY 10020 | 212-542-5880 | mlvco.com

f.
Expenses.  The Company shall reimburse MLV for all reasonable out-of-pocket expenses, including reasonable attorney’s fees, incurred by MLV in performing its services hereunder up to an aggregate of $50,000 (the “Capped Amount”) without prior approval of the Company. Any out-of-pocket expenses incurred by MLV above the Capped Amount shall be pre-approved by the Company in writing.  These expenses (except attorney’s fees which shall be billed upon the closing of the Debt Transaction) shall be billed monthly and MLV shall provide copies of receipts for such expenses.

3.
Future Financings.  The Company hereby grants MLV the right to participate in any subsequent public or private equity financings that are commenced within twelve (12) months of the completion of a debt or equity financing hereunder on terms to be negotiated.

4.	Indemnification and Contribution. Exhibit A is hereby incorporated into this Agreement by reference and made a part of this Agreement.

5.
Termination.  Section 3 (Fees), Section 4 (Future Financings), Section 5 (Indemnification and Contribution), Section 6 (Termination) and Section 8 (Miscellaneous) will survive any termination of our engagement under this Agreement.

6.
Notices.  Any notice provided for or permitted under this Agreement will be treated as having been given (a) when delivered personally, (b) when sent by commercial overnight courier with written verification of receipt, on the next business day after its delivery to the courier during normal business hours, or (c) when mailed postage prepaid by certified or registered mail, return receipt requested, on the fifth (5) business day after its date of posting.  Notices shall be sent to the addresses set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section:

If to MLV:	MLV & Co. LLC
1251 Avenue of the Americas, 41st Floor
New York, NY 10020
Attention: Dean Colucci, President
Telephone: (212) 542-5870

If to Company:                     Lilis Energy, Inc.
1900 Grant Street, Suite 720
Denver, CO 80203

7.
Miscellaneous.  This Agreement will be governed by and construed in accordance with the laws of New York, without regard to its conflict of law principles.  This Agreement embodies the entire agreement and understanding between you and us and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.  This Agreement may be executed in any number of counterparts.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.  This Agreement is solely for the benefit of you and us, and no other person (other than the Indemnified Persons set forth in Exhibit A hereto) will acquire or have any rights by virtue of this Agreement.  This Agreement may not be amended without the written consent of each of the parties hereto.

1251 Avenue of the Americas, 41st Floor, New York, NY 10020 | 212-542-5880 | mlvco.com

MLV and the Company hereby irrevocably waive all right to trial by jury in any action, proceeding, or counterclaim (whether based upon contract, tort or otherwise) in connection with any dispute arising out of this Agreement or any matters contemplated by this Agreement.  In addition, MLV and the Company each hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, The City of New York in respect of the interpretation and enforcement of the terms of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and MLV and the Company hereby irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court.

We are delighted to accept this engagement and look forward to working with you on this assignment.  Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

You acknowledge that we are not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.  You should consult with your own advisors concerning such matters and are responsible for making your own independent investigation and appraisal of the transactions contemplated by this Agreement, and we have no responsibility or liability to you with respect to such matters.

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1251 Avenue of the Americas, 41st Floor, New York, NY 10020 | 212-542-5880 | mlvco.com

Sincerely,

MLV & Co. LLC

By:	/s/ Dean Colucci
Name:	Dean Colucci
Title:	President

Agreed and accepted as of the date first above written.

Lilis Energy, Inc.

By:	/s/ Avi Mirman
Name:	Avi Mirman
Title:	President

1251 Avenue of the Americas, 41st Floor, New York, NY 10020 | 212-542-5880 | mlvco.com

Exhibit A to Engagement Letter

The Company shall:

(a)
indemnify MLV and hold it harmless against any and all losses, claims, damages or liabilities to which MLV may become subject arising in any manner out of or in connection with the rendering of services by MLV hereunder (including any services rendered prior to the date hereof) or the rendering of additional services by MLV as requested by the Company that are related to the services rendered hereunder, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted  from the gross negligence, willful misconduct of MLV or MLV’s breach of any provision of this Agreement; and

(b)
reimburse MLV promptly for any reasonable legal or other expenses reasonably incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, or otherwise relating to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with the rendering of services by MLV hereunder or the rendering of additional services by MLV as requested by The Company that are related to the services rendered hereunder (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); provided, however, that in the event a final judicial determination is made adverse to MLV to the effect specified at the conclusion of paragraph (a) above, MLV will remit to the Company any amounts reimbursed under this paragraph (b).  MLV agrees that if a claim for whatever reason shall be brought or asserted against an Indemnified Person (as defined below), such Indemnified Person shall promptly notify the Company, and the Company shall be entitled to assume the defense thereof, including the employment of counsel and the payment of all reasonable fees and expenses.

The Company agrees that the indemnification and reimbursement commitments set forth in this Exhibit A shall apply regardless of whether the Company or MLV is a formal party to any such lawsuits, investigations, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee or consultant of MLV (each, with MLV, an “Indemnified Person”). The Company further agrees that, without MLV’s prior written consent, it will not enter into any settlement of a lawsuit, claim or other proceeding arising out of the transactions contemplated by this Agreement (whether or not MLV or any other Indemnified Person is an actual or potential party to such lawsuit, claim or proceeding) unless such settlement includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Persons. The Company shall not be required to indemnify any Indemnified Person for any amount paid or payable by such party in the settlement or compromise of any claim or action against such Indemnified Person without the Company’s express prior written consent.

The Company further agrees that the Indemnified Persons are entitled to retain (at their own expense) a single separate counsel of their choice in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement.

1251 Avenue of the Americas, 41st Floor, New York, NY 10020 | 212-542-5880 | mlvco.com

The Company and MLV agree that if any indemnification or reimbursement sought pursuant to this Exhibit A is judicially determined to be unavailable for a reason other than the gross negligence, willful misconduct or breach of contract of MLV, then, whether or not MLV is the Indemnified Person, the Company and MLV shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification or reimbursement is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand, and MLV on the other hand, in connection with the transactions to which such indemnification or reimbursement relates, or (ii) if the allocation provided by clause (i) above is judicially determined not to be permitted, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of the Company on the one hand, and MLV on the other hand, as well as any other equitable considerations; provided, however, that in no event shall the amount to be contributed by MLV pursuant to this paragraph exceed the amount of the fees actually received by MLV hereunder.

1251 Avenue of the Americas, 41st Floor, New York, NY 10020 | 212-542-5880 | mlvco.com